Exhibit 99.1

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NATALIE GOCHNOUR JOINS PEOPLE’S UTAH BANCORP’S
BOARD OF DIRECTORS

AMERICAN FORK, UTAH (June 10, 2019) – People’s Utah Bancorp (NASDAQ: PUB) has announced the addition of Natalie Gochnour, M.S., to its Board of Directors. The election by People’s Utah Bancorp shareholders took place at the 2019 Annual Shareholders meeting. Gochnour has served on the Salt Lake County Advisory Board for Bank of American Fork since 2017.  Her three-year term on the People’s Utah Bancorp board begins immediately.

Gochnour is an associate dean in the David Eccles School of Business and the director of the Kem C. Gardner Policy Institute at the University of Utah.  She also serves as the chief economist for the Salt Lake Chamber.  Her election to the board brings additional economic and business expertise to People’s Utah Bancorp and its operating bank.

“With a broad background in business and economics, and with strong ties to the Utah community, we believe Natalie is a perfect fit for the People’s Utah Bancorp Board of Directors,” said Rick Beard, Chairman of the Board. “Her experience and expertise will be invaluable as we execute our plan for continued growth and maintaining the best possible service for our clients.”

Gochnour has a long history of public service and involvement in the community.  She advised Utah governors Norman H. Bangerter, Michael O. Leavitt, and Olene Walker and was the media spokesperson for the governor’s office during the 2002 Olympic Winter Games.  She was a political appointee in the George W. Bush administration, serving in both the Environmental Protection Agency and the Department of Health and Human Services.

Gochnour currently serves on several community non-profit boards, including Primary Children’s Hospital, World Trade Center Utah, Utah Olympic Legacy Foundation, and Envision Utah. She also serves on an advisory board for Dominion Energy and the Corporate Governing Board of O.C. Tanner. Gochnour is keenly interested in public policies that promote balance, civility, and prosperity, sharing her views in regular columns in both Utah Business magazine and the Deseret News, and also co-hosting Both Sides of the Aisle, a weekly public radio program on public affairs.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank.  People’s Intermountain Bank is a full-service community bank providing loans, deposit, and cash management services to individuals and businesses. The Company offers its clients direct access to decision makers, unparalleled responsiveness, seasoned relationship managers, and technology solutions. People’s Intermountain Bank has 26 locations in three banking divisions, Bank of American Fork, Lewiston State Bank, and People’s Town & Country Bank; and a mortgage division, People’s Intermountain Bank Mortgage. The Company has been serving communities in Utah and southern Idaho for more than 100 years. More information about PUB is available at www.peoplesutah.com.

Investor Relations Contact:

Mark K. Olson

Executive Vice President and Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998